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                                                                    EXHIBIT 12.1

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

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
                                                                                   Years Ended December 31,
                                                                          ----------------------------------------
                                                                           2000   1999     1998     1997    1996
                                                                           ----   ----     ----     ----    ----
Earnings:
     Income before income taxes and extraordinary items................ $  910  $2,909   $  418   $  722   $  280
     Interest expense..................................................    656     561      566      490      475
     Amortization of capitalized interest..............................      4       5       14       48       36
     Portion of rents representative of an interest factor.............     79      77       72       72       68
     Preferred stock dividend requirements of majority-owned
       subsidiaries....................................................      -       5       20       19        -
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................    188     420      300      323      219
     Undistributed (earnings) losses of less than 50% owned
       companies.......................................................      3      10       34      (13)      21
                                                                        ------  ------   ------   ------   ------
         Total earnings................................................ $1,840  $3,987   $1,424   $1,661   $1,099
                                                                        ======  ======   ======   ======   ======
Fixed charges:
     Interest expense.................................................. $  656  $  561   $  566   $  490   $  475
     Capitalized interest..............................................      5       5        4       33       39
     Portion of rents representative of an interest factor.............     79      77       72       72       68
     Preferred stock dividend requirements of majority-owned
       subsidiaries....................................................      -       5       20       19        -
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................    112      85       60       22       22
                                                                        ------  ------   ------   ------   ------
         Total fixed charges........................................... $  852  $  733   $  722   $  636   $  604
                                                                        ======  ======   ======   ======   ======
Ratio of earnings to fixed charges.....................................  2.2x     5.4x     2.0x     2.6x    1.8x
                                                                         ====     ===      ===      ===     ===
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